Exhibit 10.24

MONITORING, MAINTENANCE, REPAIR AND UPGRADE AGREEMENT

THIS MONITORING, MAINTENANCE, REPAIR AND UPGRADE AGREEMENT (“Agreement”) dated January 2, 2015 (the “Effective Date”) by and between PLASTIC2OIL, INC., a Nevada corporation having an address of 20 Iroquois Street, Niagara Falls, New York 14303 (hereinafter referred to as “P2O”), and ECONAVIGATION, LLC, a New York limited liability company with an address of 1600 Moseley Road, Suite 200, Victor, NY 14564 (hereinafter referred to as “Customer”);

W I T N E S S E T H :

WHEREAS, P2O is a technology company engaged in, among other things, (i) the development of equipment, a catalyst and the know-how for their utilization to process waste feedstocks consisting of plastic and using, when reasonably necessary, used oil, into diesel fuel and naphtha, among other byproducts, and (ii) the sale of such equipment and catalyst and the licensing of such technology;

WHEREAS, Customer is engaged in the business of processing feedstocks consisting of plastic and using, when reasonably necessary, used oil, for the purposes of, among other things, creating fuel;

WHEREAS, pursuant to a certain Technology License and Referral Agreement of even date herewith between P2O and Customer (the “Technology License Agreement”), Customer licenses from P2O certain technology associated with the processing of plastic feedstocks and the production of diesel fuel and naphtha from such process;

WHEREAS, Customer and P2O have entered into a certain Equipment Supply Contract of even date herewith (the “Equipment Supply Contract”) pursuant to which P2O will sell to Customer processers manufactured by P2O for Customer’s deployment and utilization of the licensed technology, which processors are described in Attachment 1 to the Technology License Agreement (each hereafter, a “Processor”);

WHEREAS, pursuant to the Equipment Supply Contract, P2O may be entitled to additional payments for the purchase prices of certain Processors based on the Processors’ productivity and as more specifically provided in the Equipment Supply Contract;

WHEREAS, Customer will be locating and operating two (2) or more Processors at one or more facilities to be established by Customer for the processing of plastic feedstocks; and

WHEREAS, in support of P2O’s covenant, warranty and representation that each Processor shall be capable of performing at the Minimum Performance Levels established for such Processor pursuant to and in accordance with the terms of the Equipment Supply Contract, and to increase P2O’s opportunity to increase the sale prices of certain Processors sold pursuant to and in accordance with the terms of the Equipment Supply Contract, Customer desires to purchase, and P2O agrees provide, services to monitor, maintain, repair and upgrade Processors in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of One Dollar in hand paid, the covenants herein expressed, and such other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Certain Definitions.

As used herein, the following terms shall have the following meanings:

1.1. “Affiliate” of a Person means: (i) a director, officer, partner, member, P2O, executor or trustee of a Person and (ii) any Person directly or indirectly controlling, controlled by, or under common control with, that Person, provided, however, no party to this Agreement will be considered an affiliate of any other party solely by reason of it being a party to this Agreement.

1.2. “Agreement” has the meaning given in the opening paragraph.

1.3. “Applicable Law” means each applicable provision of any constitution, statute, law, ordinance, code, rule, regulation, decision, order, decree, judgment, award, injunction, verdict subpoena, release, license or other legally binding pronouncement of any Governmental Body.

1.4. “Business” shall mean the processing of plastic feed stocks and used oil using Processors supplied pursuant to the Equipment Supply Contract, catalyst supplied pursuant to the Catalyst Supply Agreement, and utilizing the Licensed Technology under the Technology License Agreement.

1.5. “Business Day” means any day other than Saturday, Sunday or any public or legal holiday, whether federal or state, in the place in which a duty or obligation is to be performed.

1.6. “Catalyst Supply Agreement” shall mean that certain Catalyst Supply Agreement of even date with the Effective Date between P2O and Customer.

1.7. “Certificate of Functionality” or “COF” shall have the meaning set forth in the Equipment Supply Contract.

1.8. “Commencement Date” shall be the date upon which a Certificate of Functionality is issued for a Processor.

1.9. “Effective Date” shall have the meaning set forth in the opening paragraph.

1.10. “Encumbrance” shall mean any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

1.11. “Equipment Supply Contract” shall have the meaning set forth in the recitals hereto.

1.12. “Force Majeure” shall mean an event or circumstance which is beyond the control and without the fault or negligence of the party affected and which by the exercise of reasonable diligence the party affected was unable to prevent provided that event or circumstance is limited to the following: (i) riot, war, invasion, act of foreign enemies, hostilities (whether war be declared or not), acts of terrorism, civil war, rebellion, revolution, insurrection of military or usurped power, or requisition or compulsory acquisition by any governmental or non-governmental entity, army or combatant; (ii) ionizing radiation or contamination, radioactivity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel, radioactive toxic explosive or other hazardous properties of any explosive assembly or nuclear component; (iii) pressure waves caused by aircraft or other aerial devices travelling at sonic or supersonic speeds; (iv) earthquakes, flood, fire or other physical natural disaster, but excluding weather conditions regardless of severity; and (v) strikes at a national level or industrial disputes by labor not employed by the affected party, its contractors, subcontractors or its suppliers and which affect an essential portion of the obligation(s) to be performed but excluding any industrial dispute which is specific to the performance of the obligation(s) or this Agreement.

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1.13. “Governmental Authorization” means any consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

1.14. “Governmental Body” means any governmental or quasi-governmental body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

1.15. “Hazardous Substances” means any deleterious, hazardous, corrosive or toxic substances or materials, contaminants, special wastes, wastes or any other substances, the storage, disposal, discharge, treatment, remediation or release into the environment of which is prohibited, controlled or regulated.

1.16. “Knowledge” means, with respect to an individual, “Knowledge” of a particular fact or other matter if:

(i)	that individual is actually aware of that fact or other matter; or

(ii)	a reasonably prudent individual would have conducted a reasonably comprehensive investigation of that fact or other matter and, in the course of doing so, could be expected to become aware of that fact or other matter.

1.17. “Knowledge” means, with respect to a Person (other than an individual), “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, member, agent or trustee of such Person (or in any similar capacity) has, at the time with respect to which the term is used, “Knowledge” of such fact or other matter by which an individual would have such “Knowledge.”

1.18. “Licensed Technology” shall have the meaning as set forth under the Technology License Agreement.

1.19. “Minimum Production Levels” shall have the meaning set forth in Schedule “B” of the Equipment Supply Contract.

1.20. “Normal Business Hours” are from Monday to Friday, 8AM to 5PM, excluding all statutory holidays in the State of New York and the state where the services under this Agreement are being performed.

1.21. “Order” means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Body or by any arbitrator.

1.22. “P2O’s Technology Business” shall mean “Licensor’s Technology Business” as set forth and defined in the Technology License Agreement.

1.23. “Permitted Assignee” shall have the same meaning as set forth therefor under the Technology License Agreement.

1.24. “Proceeding” shall have the same meaning as set forth therefor under the Technology License Agreement.

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1.25. “Processing Facility” shall have the meaning set forth therefor under the Technology License Agreement

1.26. “Person” means any person or entity of every kind and is to be construed as broadly as possible.

1.27. “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced by or before, or otherwise involving, any Governmental Body or arbitrator.

1.28. “Processor” shall have the meaning set forth in the recitals hereto.

1.29. “Stabilized Operation” shall have the meaning ascribed to such term in Schedule “A” of the Equipment Supply Contract.

1.30. “Technology” shall have the meaning set forth in the Technology License Agreement.

1.31. “Technology License Agreement” shall have the meaning set forth in the recitals hereto.

1.32. “Term” shall have the meaning set forth in Section 2 hereof.

2.	Term.

This Agreement shall have a term (the “Term”) running from and including the Commencement Date and expiring at the end of the last day of the twentieth (20th) year of Stabilized Operation of the last Processor purchased by Customer pursuant to the Equipment Supply Contract.

3.	Services. During the Term, P2O shall provide the following services to Customer (the “Services”):

3.1. Monitoring. P2O shall coordinate with the manager of the operations of each Processing Facility for the Term. P2O shall Monitor (as hereinafter defined) each Processor, storing and keeping secure the resulting data therefrom and making such data reasonably accessible to Customer upon Customer’s request for access to the same.

3.1.1. “Monitoring” shall include P2O periodically (approximately once per week) connecting to the server computer that controls each P2O Processor at the Customer’s Facility and download all database information (which includes sensor information, states of valves, temperatures, pressures, flows, feed and fuel). The data will be used to produce a monthly report to provide performance information to the Buyer. The report may be used to provide information to better operate the Processor, identify excess component wear, and other useful information. P2O will not collect data for, and will not produce reports related to, environmental, employee monitoring, or any other purpose other than the specific monitoring to produce performance reports as described herein.

3.1.2. Other Use of Information. Customer acknowledges that any reports, including any data contained in the reports, or other data (collectively, “Information”) provided pursuant to this Section 3.1 are produced solely to indicate the performance of the corresponding Processor(s) for operational purposes. Any other use of the Information shall be at the sole risk of Customer. Customer agrees to defend, indemnify, and hold harmless P2O from and against any and all Losses arising from Customer’s use of Information, other than as herein described.

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3.2. Technical Support. Upon the request of Customer, provide technical assistance and consultation related to the operation and maintenance of the Processors. P2O will repair, replace, or otherwise service a Processor, or portion thereof, as necessary, to facilitate a Processor’s performance in accordance with Section 9.1.2 of the Equipment Supply Contract.

3.3. Scheduling; Access. P2O and Customer will cooperate to schedule any onsite visits requested by Customer as part of the Services. Customer is responsible for providing access to the Facility and Processor(s) with suitable accompaniment by a Customer representative and during Normal Business Hours. Customer will provide P2O with a minimum of two weeks’ notice for any desired Service requiring travel, however P2O will not be liable for any delays or inability to accommodate desired dates or timing. Customer is responsible for ensuring P2O is free to start, stop isolate, disconnect or otherwise affect the Processor(s) in the course of Service activities, as arranged with the Customer representative.

4.	Price, Payment.

4.1. P2O shall perform the obligations set forth in Section 3.1 above for no fee. P2O shall perform the obligations set forth in Section 3.2 above at parts, labor, and expense rates as follows: (i) the cost of parts used for routine maintenance and repairs and that are not necessary to enable P2O to comply with and make true (but only to sustain) its obligations and warranties under section 2 (Product Standards) and Section 7.1.1 (Warranties) of the Equipment Supply Contract, which costs are set forth in the price list attached hereto and made a part hereof as Schedule A; (ii) the labor costs for P2O’s technicians and other personnel in accordance with the rates set forth in Schedule B attached hereto and made a part hereof; and (iii) the reasonable costs of reasonably necessary travel and lodging by the individuals described in the preceding subparagraph (ii).

4.2. The prices and labor rates set forth in Schedule A and Schedule B shall be subject to adjustment as follows. Commencing with April 1, 2016 and continuing on the anniversary of such date throughout the Term, P2O shall notify Customer of the percentage change, if any, in the Consumer Price Index for “All Cities, All Urban Consumers” as published by the Bureau of Labor Statistics of the U.S. Department of Labor (the “Index”) as published for the month of December in the preceding calendar year from the Index published for December 2014 (using the December 2014 Index as the base). Such percentage change in the Index shall be applied to the prices and rates in Schedule A and Schedule B to calculate the prices and rates for equipment and labor purchased or employed from such April 1st date to March 31st of the following calendar year.

4.3. Customer will pay or cause to be paid the full price for the Service plus applicable taxes. P2O will invoice Customer for the services in advance of services being performed. Payment is due 30 days from date of invoice, unless otherwise stated. Customer will be charged the lesser of (i) 1.5% per month interest (18% per annum) or (ii) the highest rate permitted by law on all overdue accounts. These terms are subject to credit approval; otherwise, terms are cash with order or C.O.D. Time is of the essence with respect to Customer’s obligations under this Section.

4.4. P2O understands and agrees that at all times any of its or its agents’ or contractors’ personnel engaged in connection with the performance of P2O’s obligations under this Agreement are at a Facility that they shall coordinate with Customer’s then-present manager for each Facility.

4.5. P2O shall cause there to be in place for all individuals engaged in performing P2O’s duties under this Agreement at a Processing Facility adequate coverage for workmen’s compensation.

4.6. P2O shall have the responsibility for complying with the reasonable rules and regulations of each Facility at which its obligations are to be performed hereunder and, for the specific work performed by P2O, with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having jurisdiction; provided, however, that P20 shall notify Customer promptly or forward to Customer promptly any complaints, warnings, notices or summonses received by it related to such matters. For clarity, nothing in this Section 4.6 will obligate P2O with regard to compliance with Applicable Law except for P2O’s own compliance related to the specific Service provided by P2O.

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5.	Customer Obligations.

5.1. Customer shall comply with all Applicable Laws. Customer shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Contract. Customer shall comply with all export and import laws of all countries involved in any sale of parts under this Agreement. Customer acknowledges that P2O is not responsible for identifying or remediating any unsafe conditions at Processing Facilities not caused by defective or faulty Processors.

5.2. It is the responsibility of Customer to maintain a safe worksite at each Processing Facility. No conditions or circumstances will be present at a Processing Facility where the onsite Services are performed that are subject to special precautions or equipment required by any laws or regulations for the performance of the Services. P2O’s technician or other personnel, in its reasonable determination, may identify and refuse to perform Services under unsafe conditions and, without limiting any other term of this Agreement, P2O has no liability to Customer relating to the non-completion of the Services as a result of P2O’s technician or other personnel refusing to perform Services under such unsafe conditions.

5.3. Customer will provide any and all computer and networking resources at each Processing Facility sufficient to enable P2O’s monitoring of the Processors, and shall provide P2O with reasonable access to the computer and networking resources.

6.	Further Covenants, Warranties and Representations.

6.1. P2O covenants, represents and warrants to Customer as follows:

6.1.1. Organization and Good Standing. P2O is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority (i) to conduct its business as it is now being conducted and (ii) to perform all its obligations under this Agreement. P2O is or will be duly qualified to do business as a foreign corporation and in good standing under the laws of each state or other jurisdiction in which a Facility where P2O shall be required to perform its obligations hereunder will be located.

6.1.2. Authority; No Conflict.

6.1.2.1. This Agreement constitutes the legal, valid and binding obligation of P2O, enforceable against P2O in accordance with its terms. P2O has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

6.1.2.2. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time):

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(i)	contravene, conflict with, or result in a violation of any provision of the organizational documents of P2O or any resolution adopted by the board of directors or stockholders of P2O;

(ii)	contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which P2O may be subject;

(iii)	contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by P2O and that otherwise relates to P2O’s Technology Business or the ownership or use of any of the Technology;

(iv)	contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise a remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any contract under which P2O has or may acquire any rights, under which P2O has or may become subject to any obligations or liability, or by which P2O or any of the assets owned or used by it is or may become bound; or

(v)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Technology.

6.1.3. Consents and Notices. P2O is not required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization of any Person (including Governmental Authorization) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

6.1.4. Legal Proceedings. There is no Proceeding that has been commenced against P2O that relates to or may affect P2O’s performance of its duties and obligations under this Agreement or that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Knowledge of P2O, no such Proceeding has been threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

The above warranties are in lieu of all other warranties expressed or implied. No representative or other person is authorized or permitted to make any warranty or assume for P2O any liability not strictly in accordance with the foregoing. Other than the foregoing warranties, P2O makes no representation or warranty of any kind, expressed or implied, whether as to merchantability, fitness for a particular purpose or any other matter.

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6.2.	Customer represents and warrants to P2O as follows:

6.2.1. Customer is a limited liability company duly formed, validly existing, and in good standing under the laws of its jurisdiction of formation, with full power and authority to conduct the Business and perform the rights, duties and obligations of this Agreement. Customer shall be duly qualified to do business as a foreign limited liability company and shall be in good standing under the laws of each state or other jurisdiction where a Facility at which P2O shall be performing its obligations hereunder shall be located.

6.2.2. Authority; No Conflict. This Agreement constitutes the legal, valid and binding obligation of Customer, enforceable against Customer in accordance with its terms. Customer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time):

(i)	contravene, conflict with, or result in a violation of any provision of the organizational documents of Customer or any resolution adopted by the management committee of Customer;

(ii)	contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which Customer may be subject;

(iii)	contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Customer and that otherwise relates to the Business; or

(iv)	contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise a remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any contract under which Customer has or may acquire any rights, under which Customer has or may become subject to any obligations or liability, or by which Customer or any of the assets owned or used by it is or may become bound.

7.	Limitations of Liability.

7.1. NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING FOR ANY SERVICES OR EQUIPMENT PROVIDED HEREUNDER, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

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7.2. MAXIMUM LIABILITY FOR DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING FOR ANY SERVICES OR EQUIPMENT PROVIDED HEREUNDER, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF (i) THE AMOUNTS PAID OR TO BE PAID FOR PROCESSING EQUIPMENT FOR WHICH A PURCHASE ORDER HAS BEEN DELIVERED AND ACCEPTED BUT NOT YET FILLED PLUS (ii) AN AMOUNT EQUAL TO ONE-HALF (1/2) THE AMOUNT DETERMINED PURSUANT TO PRECEDING CLAUSE (i).

7.3. ASSUMPTION OF RISK. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CUSTOMER ASSUMES ALL RISK AND LIABILITY FOR THE RESULTS OBTAINED BY THE USE OF ANY GOODS IN THE PRACTICE OF ANY PROCESS, WHETHER IN TERMS OF OPERATING COSTS, GENERAL EFFECTIVENESS, SUCCESS OR FAILURE, AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY P2O, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE GOODS.

8.	Indemnification; Insurance.

8.1. P2O Indemnification. P2O shall indemnify and hold Customer harmless for all loss, harm or injury suffered by Customer as a result of the gross negligence or intentional misconduct or illegal acts of an individual engaged in the performance of any of P2O’s obligations under this Agreement.

8.2. P2O shall maintain in place contractual and general liability insurance covering its obligations hereunder in amounts of at least $1,000,000 per single occurrence and in the aggregate, with one or more insurance companies acceptable to Customer in Customer’s reasonable discretion. P2O shall furnish to Customer certificates evidencing the existence of the insurance required by this Section 8.2. Unless Customer shall provide such certificate(s) within 30 days from the Effective Date, Customer may, but shall not be obligated to, place said insurance and charge the cost thereof to the account of P2O, deducting, and/or upon notice to P2O, offsetting such amounts against the License Fee to be paid pursuant to the Technology License Agreement. All such insurance policies shall provide that Customer shall receive 30 days’ written notice prior to cancellation of the policy.

8.3. Customer Indemnification. Customer will indemnify and hold P2O harmless from and against any and all claims and costs of whatever nature, including but not limited to, attorneys’ fees, damages for bodily injury and property damage, fines, penalties, cleanup costs, and costs associated with delay or work stoppage, that in any way results from or arises under the breach of its obligations, gross negligence, or willful misconduct.

8.4. Customer is responsible for maintaining its own liability and property insurance (for each Processing Facility) at commercially reasonable levels.

9.	Assignability.

9.1. Customer shall have the right to assign all its right, title and interest in this Agreement to a third party in which Customer has a direct or indirect economic interest (a “Permitted Assignee”) provided Customer is not in material default hereunder or a cure or grace period applicable to an event of default shall not have expired and the Permitted Assignee executes an instrument expressly assuming all such right, title interest and the obligations to be performed in connection with this Agreement.

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9.2. Upon or in connection with any assignment permitted under this Section 9, upon Customer’s request, P2O agrees to execute an estoppel certificate regarding the status of this Agreement and to immediately deliver the same to Customer.

9.3. Each Permitted Assignee shall agree to be bound by all of the obligations, terms and conditions that obligate, bind or affect Customer under this Catalyst Agreement. Notwithstanding anything to the contrary in this Agreement, no assignment shall relieve the Customer of any of its obligations and liabilities for any breach of confidentiality herein or for any infringement or misappropriation of intellectual property rights herein; and Customer shall be and remain responsible for the performance by a Permitted Assignee of all of such Permitted Assignee’s obligations with respect to confidentiality provided herein.

10.	Confidentiality.

10.1. Scope of Confidential Information. From time to time during the Term, either party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services, confidential information and materials comprising or relating to intellectual property rights, including without limitation, trade secrets, third-party confidential information, the Licensed Technology, and other sensitive or proprietary information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” (collectively, “Confidential Information”). Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence:

(i)	is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 10 by the Receiving Party or any of its Representatives;

(ii)	is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(iii)	was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(iv)	was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

(v)	is required to be disclosed pursuant to Applicable Law.

10.2. Protection of Confidential Information. The Receiving Party shall, for during the Term and extending five years from any expiration or termination of the Agreement:

(i)	protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(ii)	not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

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(iii)	not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

Notwithstanding the foregoing, any Confidential Information that constitutes a trade secret shall not be subject to such five (5) year term, but shall continue to be subject to the obligations of confidentiality and non-use set forth in this Agreement for as long as such Confidential Information remains a trade secret under New York law (including New York’s version of the Uniform Trade Secrets Act if and when adopted).

10.3. The Receiving Party shall be responsible for any breach of this Section 10 caused by any of its Representatives. On the expiration or earlier termination of this Agreement, the Receiving Party and its Representatives shall, pursuant to Section 12.3, promptly return all Confidential Information and copies thereof, or destroy and certify such destruction of all Confidential Information and copies thereof, that it has received under this Agreement.

11.	Notices.

11.1. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

P2O’s Address:	Plastic2Oil, Inc.
20 Iroquois Street
Niagara Falls, NY 14303
Attn.: Richard W. Heddle, President & CEO

With a copy sent to:	Hodgson Russ LLP
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, NY 14202
Attn.: Alfonzo I. Cutaia, Esq.

Customer’s Address:	EcoNavigation, LLC
1600 Moseley Road, Suite 200
Victor, NY 14564
Attn.: Mark D. Ragus, President

With a copy sent to:	Lane Law PLLC
1400 Crossroads Building
2 State Street
Rochester, NY 14614
Attn.: Gregory W. Lane, Esq.

Notices sent in accordance with this Section 11.1 shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission), if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

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11.2. Notice will be given to such other representatives or at such other addresses as a party may furnish to the other party entitled to notice pursuant to the foregoing. If notice is given pursuant to Section 22 of a permitted successor or assign of a party, then notice will thereafter be given as set forth above also to such successor or assign of such party.

12.	Termination.

12.1. P2O’s Right to Terminate. P2O may terminate this Agreement upon written notice to Customer:

12.1.1. If Customer fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than five (5) calendar days after Licensor’s written notice to make such payment, including the payment of interest in accordance with Section 4.3;

12.1.2. if Customer materially breaches any material provision of this Agreement (other than through a failure to pay any amounts due under this Agreement), and either the breach cannot be cured or, if the breach can be cured, it is not cured by Customer within thirty (30) calendar days after Customer’s receipt of written notice of such breach;

12.1.3. if Customer (i) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, (ii) makes or seeks to make a general assignment for the benefit of its creditors, or (iii) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

12.1.4. if P2O terminates any other agreement between P2O and Customer, due to Customer’s breach or non-performance thereof pursuant to and in accordance with the terms thereof; or

12.1.5. as provided in Section 14.3 hereof.

12.2. Customer’s Right to Terminate. Customer may terminate this Agreement upon written notice to P2O:

12.2.1. if P2O materially breaches any material provision of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by P2O within thirty (30) calendar days after P2O’s receipt of written notice of such breach;

12.2.2. if P2O (i) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (ii) makes or seeks to make a general assignment for the benefit of its creditors, or (iii) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

12.2.3. if Customer terminates any other agreement between P2O and Customer, due to P2O’s breach or non-performance thereof pursuant to and in accordance with the terms thereof; or

12.2.4. as provided in Section 14.3 hereof.

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12.3. Effect of Termination.

12.3.1. Upon the expiration or earlier termination of this Agreement, all indebtedness of Customer to P2O under this Agreement of any kind, shall become immediately due and payable to P2O, without further notice to Customer.

12.3.2. [Intentionally Omitted]

12.3.3. Upon the expiration or earlier termination of this Agreement, Customer shall promptly:

(i)	remove all references to P2O in Customer’s letterheads, advertising literature and places of business, and shall not thereafter use any similar or deceptive name or trademark intending to give the impression that there is any relationship between Customer and P2O;

(ii)	immediately cease using any and all Licensed Technology, trademarks, logos and copyrighted materials related to the Licensed Technology;

(iii)	return to P2O or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on P2O’s Confidential Information;

(iv)	permanently erase all of P2O’s Confidential Information from its computer systems; and

(v)	certify in writing to P2O that it has complied with the requirements of this clause.

12.4. Survival. The rights and obligations of the parties set forth in Section 1 (Definitions), Section 6 (Warranties), Section 7 (Limitations of Liability), Section 8 (Indemnification), Section 10 (Confidentiality), Section 12.3 (Effect of Termination), and Section 11 (Notices), and any right, obligation or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.

13.	Miscellaneous Provisions.

13.1. Further Assurances. The parties hereto shall (i) furnish upon request to each other further information, (ii) execute and deliver to each other documents, and (iii) do other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

13.2. Jurisdiction; Service of Process. All actions or proceedings relating to this Agreement (whether to enforce a right or obligation or obtain a remedy or otherwise) will be brought solely in the state or federal courts located in or for Monroe County, New York. Each party hereby unconditionally and irrevocably consents to the jurisdiction of those courts and waives its rights to bring any action or Proceeding against the other party except in those courts. Process in any action or Proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each party irrevocably waives any right to a jury trial with respect to any matter arising out of or in connection with this Agreement. If any party seeks to enforce its rights under this Agreement, the parties will request the court to try the claims between the parties hereto without submitting the matter to the jury.

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13.3. Waiver. Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of the right, power or privilege, and no single or partial exercise of any right, power or privilege will preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. To the extent permitted by Applicable Law: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving the notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.4. Force Majeure. If performance of this Agreement or any obligation under this Agreement is prevented, restricted or interfered with by causes beyond either party’s reasonable control (“Force Majeure”), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots or wars. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted or caused by such party or its employees, officers, agents or affiliates.

13.5. Entire Agreement and Modification. This Agreement (i) supersedes all prior agreements between the parties with respect to their subject matter and (ii) constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties hereto.

13.6. Assignments and Successors. Except as expressly provided in this Agreement, neither party may assign any of its rights under this Agreement without the prior consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

13.7. No Third Party Rights. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto and their successors and assigns.

13.8. Severability. If any provision of this Agreement not essential to accomplishing its purposes is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.9. Time is of the Essence; Computation of Time. Time is of the essence of each and every provision of this Agreement. If the last day for the exercise of any privilege or the discharge of any duty under this Agreement falls on a day that is not a Business Day, then the party having such privilege or duty will have until 5:00 p.m. (its local time) on the next succeeding Business Day to exercise its privilege or to discharge its duty.

13.10. Expenses. The parties hereto will bear their own expenses incurred in connection with the negotiation, drafting, implementation and performance of this Agreement.

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13.11. Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto are governed by, and construed in accordance with, the Laws of the State of New York, United States of America, without regard to the conflict of laws provisions thereof.

13.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.13. Contingencies.

13.13.1 Pilot Program Contingency. Customer’s obligations under this Agreement shall be and hereby are contingent upon the institution, completion by that date which is one hundred twenty (120) days after the Effective Date (which date may be extended for an additional thirty (30) days at Customer’s option upon prior written notice to P2O), and Customer’s acceptance, in its sole discretion, of the results of, of a pilot test program (the “Pilot Program”), whereby Customer shall utilize, on terms mutually agreeable to P2O and Customer, P2O’s facility (the “Test Facility”) at 20 Iroquois Street, Niagara Falls, New York (the “Pilot Program Contingency”) to ascertain Customer’s willingness to go forward with the transactions contemplated herein, and, if so ascertained, to establish Minimum Performance Levels for the Initial Order and using the relevant feedstock. Immediately upon the execution and delivery of this Agreement by the parties hereto, the parties shall in good faith diligently negotiate the terms of an agreement for use of the Test Facility for the Pilot Program.

13.13.2 Financing Contingency. Customer’s obligations under this Agreement shall be and hereby are contingent upon Customer obtaining funding for (i) the Pilot Program on terms acceptable to Customer in its sole discretion, on or before that date which is thirty (30) calendar days after the Effective Date, and (ii) the Initial Order and working capital in amounts and upon terms acceptable to Customer in Customer’s sole discretion, on or before that date which is sixty (60) days after Customer’s written notice of removal or satisfaction of the Pilot Program Contingency.

13.13.3 Right to Terminate. In the event any of the Contingencies hereunder shall not be satisfied or waived in writing on or before the date specified herein for the satisfaction of the same, either party hereto may terminate this Agreement upon five (5) calendar days’ notice to the other; provided, however, that any such termination notice delivered by P2O shall be null and void if Customer, upon receipt of P2O’s termination notice, delivers written notice to P2O prior to the expiration of the five-day period of P2O’s notice removing the Contingency or Contingencies upon which P2O’s notice of termination was based.

[SIGNATURE BLOCK ON NEXT PAGE]

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[Signature Page to Monitoring, Maintenance, Repair and Upgrade Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

PLASTIC2OIL, INC., a Nevada corporation

By:	/s/ Richard W. Heddle
Richard W. Heddle
President & CEO

ECONAVIGATION, LLC, a New York limited liability company

By:	/s/ Mark D. Ragus
Mark D. Ragus
President

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SCHEDULE A

Price List for Parts and Equipment

PRODUCT NUMBER	DESCRIPTION	RETAIL PRICE/UNIT
INF1002	Infeed Slide Gate	$24,000.00
INF1003	Infeed Slide Gate Packing	$11,250.00
INF1004	Infeed Hydraulic Pack	$18,000.00
INF1005	Infeed Hydraulic Cylinder	$6,750.00
INF1006	Infeed Screw	$3,000.00
INF1007	Infeed Screw Drive ( motor & gear reduction)	$7,500.00

PRE1508	Premelt-Thermocouple Furnace	$2,100.00
PRE1509	Premelt-Thermocouple Kiln	$375.00
PRE1510	Premelt-Kiln Drum	$90,000.00
PRE1511	Premelt-Kiln Drive	$4,875.00

REA2008	Reactor Thermocouple Furnace	$2,100.00
REA2009	Reactor Thermocouple Kiln	$375.00
REA2010	Reactor Kiln Drum	$90,000.00
REA2011	Reactor Kiln Drive	$4,875.00

RES 2508	Residue Thermocouple Furnace	$2,100.00
RES 2509	Residue Thermocouple Kiln	$375.00
RES 2510	Residue Kiln Drum	$90,000.00
RES 2511	Residue Kiln Drive	$4,875.00
RES 2506	Residue Screw	$3,000.00
RES 2507	Residue Screw Drive	$7,500.00

TOW 3115	Tower 1 Pump	$27,000.00
TOW 3116	Tower 1 Autovalves	$1,950.00
TOW 3117	Tower 1 Basket Strainer	$3,300.00
TOW 3118	Tower 1 Nozzle Assembly	$2,700.00
TOW 3119	Tower 1 Level Sensor	$2,250.00

TOW 3215	Tower 2 Pump	$24,000.00
TOW 3216	Tower 2 Autovalves	$1,950.00
TOW 3217	Tower 2 Basket Strainer	$3,300.00
TOW 3218	Tower 2 Nozzle Assembly	$2,700.00
TOW 3219	Tower 2 Level Sensor	$2,250.00

TOW 3315	Tower 3 Pump	$24,000.00
TOW 3316	Tower 3 Autovalves	$1,950.00
TOW 3317	Tower 3 Basket Strainer	$3,300.00
TOW 3318	Tower 3 Nozzle Assembly	$2,700.00
TOW 3319	Tower 3 Level Sensor	$2,250.00

TOW 3415	Tower 4 Pump	$24,000.00
TOW 3416	Tower 4 Autovalves	$1,950.00
TOW 3417	Tower 4 Basket Strainer	$3,300.00
TOW 3418	Tower 4 Nozzle Assembly	$2,700.00
TOW 3419	Tower 4 Level Sensor	$2,250.00

TOW 3515	Tower 5 Pump	$24,000.00
TOW 3516	Tower 5 Autovalves	$1,950.00
TOW 3517	Tower 5 Basket Strainer	$3,300.00
TOW 3518	Tower 5 Nozzle Assembly	$2,700.00
TOW 3519	Tower 5 Level Sensor	$2,250.00

COM4025	Gas Compressor	$28,500.00

CON5035	Controls Honeywell HC900 (full configuration)	$6,000.00
CON5036	Controls Pressure Sensor	$3,300.00
CON5037	Controls Thermocouple	$450.00

SAF 5545	Safety Burst Disc	$6,000.00
SAF 5546	Safety Burst Disc Sensor	$1,800.00

SEA6065	Seal (1)	$22,500.00
SEA6066	Seal (Packingset)	$3,000.00

STA6571	Stack Blower	$12,000.00

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SCHEDULE B

Labor Rates

Performed by	Working/Travel Regular	Working/Travel Overtime (A)	Working/Travel Overtime (B)
Specialized Welder	$110.00	$165.00	$220.00
Specialized Mechanic	$110.00	$165.00	$220.00
Specialized Pipe Fitter	$110.00	$165.00	$220.00
Chemist	$175.00	$262.50	$350.00
Engineer	$225.00	$337.50	$500.00
R&D/Technology	$275.00	$412.50	$550.00

DAILY CHARGES

●	Service work reporting time will be invoiced as per position and identified rates in above table, 2 hours for jobs three (3) days or less, 4 hours for seven (7) days or less, and 8 hours for all jobs above seven (7) days.

●	The above rates apply for an 8 hour working day on weekdays (Monday-Friday). After 8 hour regular working time Overtime “A” will be charged for the next four (4) consecutive working hours, any additional hours worked after twelve (12) consecutive will be at Overtime “B” rate for weekdays (Monday-Friday).

●	Overtime “A” will be charged for the first eight (8) consecutive working hours on Saturday, after eight (8) consecutive hours Overtime “B” will be charged for all additional working hours for Saturday.

●	Overtime “B” will be charged for all hours worked on Sunday.

●	Overtime “A” will be charged for the first eight (8) consecutive working hours for public holidays, Overtime “B” will be charged for all hours worked after the first eight (8) consecutive working hours on public holidays.

●	All travel time hours will be at applicable rates involved. Overtime rates will apply where applicable.

●	An 8 hour per day charge at Normal Working Time rates will be charged for stand-by time Monday thru Friday.

●	A 10 hour charge at Normal Working Time rates will be charged for stand-by time for Saturday and Sunday.

●	Factory service personnel are subject to country of origin service rates.

OTHER CHARGES

●	Mileage $0.56/mile

●	Daily allowance $100.00/day

●	Daily allowance for isolated areas $110.00/day

●	Expenses Cost plus 10%

●	Subcontractors Cost plus 15%

●	All special tools will be charged at applicable charge out rates, quotes will be provided per occurrence or upon request

●	All rates are in US dollars.

●	Factory service personnel are subject to country of origin for expenses and daily allowances.

●	Environmental Fees and workshop consumables will be charged at 1.5%. The maximum value of invoice will reflect the percentage charged.

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